Exhibit 10.14

November 3, 2020
Paul Mountford

RE:    TRANSITION SERVICES, SEPARATION & RELEASE AGREEMENT

Dear Paul:
This Amendment to your Executive Employment Agreement Terms and Separation & Release Agreement is entered into by and between Paul Mountford (“You”) and Pure Storage, Inc. (the “Company”) (the “Agreement”). You and the Company are collectively referred to as the “Parties” throughout this Agreement.
RECITALS
WHEREAS, You and the Company are parties to the Employment Terms Offer Letter dated October 15, 2019 (the “Offer”), attached hereto as Exhibit A;
WHEREAS, the Parties desire to amend the Offer on the terms and conditions set forth herein and enter into an agreement whereby the Parties release the other from any and all liability as it relates to your employment with the Company;
WHEREAS, the Parties desire for this Agreement to supersede any and all prior promises, warranties, representations, or agreements – whether oral or written and including the Offer – relating to your employment with the Company.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Parties hereto agree as follows:

1.Employment End Date. You agree that your employment with the Company will terminate on January 31, 2021 (the “Separation Date”), unless your employment terminates sooner as stated in this paragraph. If termination occurs earlier or later than February 1, 2021, the actual date of termination shall become the “Separation Date” for purposes of this Agreement. Between today and your Separation Date (the “Transition Period”), you agree to assist the Company in delivering the planned committed bookings for Q4 FY21, assist in planning for FY22, and assist in the re-organization of the GTM organization, as appropriate (the “Transitional Duties”). At the sole discretion of the CEO, your transition time may be reduced, or you may be required not to report to work or perform any work-related tasks or transitional duties, or be otherwise involved in any Company operations. Should you take a leave of absence during the transition period, your Separation Date will not change and you will be separated regardless of your status. On January 31, 2021 (or earlier if your transition period is reduced or you are otherwise terminated for Cause (defined below)), your access to the Company’s systems and any Company-related electronic accounts will be deactivated.
During the Transition Period, your employment with the Company will be at-will. That means that during the Transition Period you are entitled to resign your employment with or without advance notice, and the Company may terminate your employment with or without Cause or advance notice. For purposes of this Agreement, “Cause” for the Company to terminate your employment shall exist if any of the following occurs:
a)Your conviction (including a guilty plea or plea of nolo contendere) of any felony, or any crime involving fraud, dishonesty or moral turpitude;
b)Your commission or attempted commission of or participation in a fraud or act of dishonesty, or misrepresentation against the Company;
c)Your material violation of any material contract or agreement between you and the Company, including without limitation, material breach of your Employee Proprietary Information Agreement (“PIA”), or of the

Exhibit 10.14
Company’s Code of Conduct or any material Company policy, or of any statutory duty you owe to the Company; or
d)Your conduct that constitutes gross insubordination, incompetence, or habitual neglect of duties.
2.Transition Benefits. Between now and your Separation Date, the Company will provide you with the following benefits described below (the “Transition Benefits”):
(a)Pay During Transition Period. During the Transition Period, you will continue to receive your Base Salary1, subject to applicable payroll deductions, applicable payroll taxes, and authorized after-tax deductions, in accordance with applicable state law. You are entitled to this payment by law and will receive it regardless of whether you enter into this Agreement. As you know, the Company does not provide vacation accrual, or accrual of other paid time off to its employees. Therefore, you will not accrue any vacation or paid time off during the Transition Period and you will not have any accrued and unused vacation or other paid time off to be paid out at your Separation Date.
(b)Fiscal Year 2021 Second Half Bonus Eligibility. You will remain eligible for the 2H FY21 Bonus, to the extent a 2H FY21 Bonus is funded and paid, pursuant to the terms and conditions of the Pure Storage, Inc. Cash Incentive Plan (the “Corporate Bonus Plan”). Your personal performance multiplier for the Bonus will be capped at 100%. The payout for the 2H FY21 Bonus will not be determined until after the end of the Company’s Fiscal Year and will be paid out pursuant to the terms and conditions of the Corporate Bonus Plan. For avoidance of doubt, in the event you are not employed at the Company at the time the Company regularly pays out the 2H FY21 Bonus under the Corporate Bonus Plan and the 2H FY21 Bonus is funded, you will receive your 2H FY21 Bonus payment by March 31, 2021.
(c)Health Coverage and Related Medical Benefits. During your Transition Period, you will continue to enjoy health insurance coverage, to the extent you are already enrolled. Your health insurance coverage is paid for by the Company through midnight on the last day of the calendar month in which you terminate. Following your Separation Date, you will be eligible to continue that coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at your own expense.
(d)Equity Interests. During your employment, you were granted certain time-based and performance-based restricted stock unit (“RSU”) awards under the Company’s 2015 Equity Incentive Plan.  The vesting of all such RSU awards, and participation in the Employee Stock Purchase Plan (“ESPP”) (and collectively your “Equity Interests”), will continue during your Transition Period and will cease as of your Separation Date, except as provided in Section 3(c) of this Agreement.  All rights, duties and obligations with respect to all of your Equity Interests will continue to be governed by the applicable equity plan and related agreements. Except as provided in Section 3(c) of this Agreement, any and all unvested Equity Interests will be cancelled on your Separation Date.
3.Post Termination Benefits. If you: (a) sign, date, and return the fully-executed Agreement to the Company; and (b) you do not subsequently revoke it; and (c) your employment with the Company is not terminated for Cause (as defined herein) between now and the Separation Date; and (d) you comply with the terms and conditions of this Agreement, including successful completion of the Transitional Duties; and (e) you reaffirm the promises and releases in this Agreement on or within five (5) days of your Separation Date by executing the “Final Waiver” (attached as Exhibit C), then you will be entitled to the following Post-Termination Benefits:
(a)Severance Payment. The Company will pay you cash severance in the amount of $390,000.00, less applicable payroll withholdings and deductions and any other amounts owed to the Company (the “Severance Payment”). The Severance Payment will be paid in a single lump sum and provided to you within thirty (30) days after the Effective Date of this Agreement (as defined in Section 13(b)) or the Separation Date, whichever is later, provided you have complied with the terms of this Agreement.
1 Base Salary is your fixed salary compensation (if you receive salary and are not paid overtime).

Exhibit 10.14
(b)COBRA Payment. Following your Separation Date, if you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums for eighteen (18) month(s), on the same terms and conditions as before your separation, beginning the first day of the month after your health insurance benefits end (referred to as the “COBRA Payment”). The Company’s obligation to make these COBRA Payments will stop immediately if you become eligible for other health insurance benefits at the expense of another employer or the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. You must provide the Company prompt written notice of the availability of employer-sponsored health insurance as soon as possible following such eligibility. Please note that you are entitled to COBRA coverage whether or not you sign this Agreement, but you must timely sign and return this document if you want the Company to pay COBRA premium(s) for you as set forth above.
(c)Consulting Agreement. The Company agrees to enter into a Consulting Agreement (the “Consulting Agreement”) with you, on the terms and conditions set forth in the Consulting Agreement, attached hereto as Exhibit D. The Consulting Agreement will address any compensation, specifically providing for the vesting of the shares that you may be eligible to receive on March 20, 2021 (if any) under the performance-based RSU award granted to you on May 19, 2020 (the “PSU”). The remainder of the PSU award will be cancelled on March 20, 2021. No other compensation will be provided under the Consulting Agreement.
4.Expense Reimbursements. You agree to submit your final documented expense reimbursement statement reflecting all business expenses you incurred through your Separation Date, if any, for which you seek reimbursement, no later than Feb 15, 2021. The Company will reimburse you for all documented and legitimate expenses approved for reimbursement pursuant to its regular business practice and in accordance with the Company’s Global Travel & Expense Policy.
5.Return of Company Property and Satisfaction of Financial Obligations to the Company. Within five (5) business days following the expiration of the Consulting Period (as defined in the Consulting Agreement), the Company must have received all Company equipment, property, documents (and all copies thereof), and information that you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You agree that you will make a diligent search to locate any such documents, property and information within the timing referenced in this paragraph. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., iPhone, Android, other smartphone, etc.), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then no later than five (5) business days following the expiration of the Consulting Period, you will provide – if requested – the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. You agree to provide the Company access to your Personal Systems, if requested, for the purpose of verifying that the required copying and/or deletion is completed. If you have not returned all Company equipment, including your Company-issued laptop, within five (5) business days following the expiration of the Consulting Period, it will be considered a material breach of this Agreement.
On or before your Separation Date, you agree to satisfy any and all outstanding financial obligations to the Company, including, but not limited to, variable deficits, personal charges on your corporate-issued credit card, and erroneous overpayments made to you.
6.Confidential Information Agreement. You acknowledge and reaffirm your continuing obligations to the Company under the PIA with the Company, which you signed at the commencement of your employment. A copy of the PIA you signed is attached as Exhibit B to this Agreement.
7.Immigration Status. As a foreign national working in the United States pursuant to O-1 Alien of Extraordinary Ability nonimmigrant status, the validity of your status depends on continued employment with Pure Storage as the sponsor of your O-1 petition. Because your employment with Pure Storage is being terminated on January 31, 2021, you must take immediate steps to depart the United States, find another employer to sponsor your O-1, or change to another valid immigration status. Once your employment has ended, Pure Storage is required by law to notify the United States Citizenship and Immigration Service that you are no longer employed at the company. If you choose to remain in the United States, we recommend that you consult with an independent immigration attorney to advise you as to your

Exhibit 10.14
immigration-related rights and responsibilities at this juncture. You may be eligible for a 60-day grace period following your Separation Date. You may use part of the Transition Period to find a new O-1 sponsor or change to another valid status. Please note that this grace period is granted on a discretionary basis by the USCIS. Please also be advised that if you decide to return to your home country upon the termination of your employment, Pure Storage will be responsible for the reasonable costs for return transportation to this country upon your written request, if, and only if, required by law. If return to your home country is required by law, Pure will provide reasonable transportation costs for you only (not for your family members or your personal belongings). Transportation costs must be approved in advance of booking with the CEO of the Company.
8.No Other Compensation or Benefits. Other than as set forth in this Agreement and Consulting Agreement, you acknowledge that you are not eligible for and will not receive any salary, bonuses, Equity Interests or vesting, variable commissions, severance or any other form of compensation or benefits from the Company after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
9.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to fulfill standard or legally required corporate reporting or disclosure requirements; (d) you may disclose this Agreement, and any other documents or information (without notice to the Company) when communicating with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), or during the course of an investigation or proceeding that may be conducted by any Government Agency; and (e) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you will not disclose the provisions of this Agreement to any current or former Company employee, contractor or consultant. Nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
10.Non-Disparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, stockholders, affiliates, agents, distributors, partners, customers, products or services, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. Nothing, however, in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
11.No Voluntary Adverse Action; Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation. Further, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs. Moreover, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.
12.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed as an admission of any liability, obligation, wrongdoing or violation of law by the Company to you or to any other person, and the Company makes no such admission.

Exhibit 10.14
13.Release of Claims.
(a)General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, including but not limited to the Transition and Post-Termination Benefits, you hereby generally and completely release, acquit and forever discharge the Company, and its parent, subsidiary, or affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Agreement (collectively, the “Released Claims”).
(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, variable commissions, other incentive compensation, vacation, paid time off, expense reimbursements, severance payments, fringe benefits, stock, stock options, COBRA payments, or any other ownership or equity or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, wrongful termination, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (the “ADA”), the federal Age Discrimination in Employment Act (the “ADEA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), and any other laws, statutes, or regulations of the state in which you reside and/or work.
(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (by providing written notice of your revocation to the Company’s Chief Legal Officer; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
(d)Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.
(e)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. Nothing in this Agreement shall prevent you from filing, cooperating with, communicating with, or participating in any proceeding (including providing documents or other information without notice to the Company) before any Government Agency. While this Agreement does not limit your right to receive an award for information provided to the SEC, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you have waived to individual relief based on any claims that you have released and waived by signing this Agreement.

Exhibit 10.14
14.Voluntary Agreement and Representations. By signing this Agreement, you acknowledge that you have carefully read and understand this Agreement; you understand that this Agreement is legally binding; and by signing it you give up certain rights. In addition, you hereby represent that as of the date of signature, you have been paid all compensation owed and for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the Company’s policies or any applicable law, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.
15.Dispute Resolution.
(a)Arbitration Agreement. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: https://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to you upon request).  By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.
(b)Individual Claims. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This section shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004 or to any other action or claim that cannot be subject to arbitration as a matter of law.
(c)Arbitration Process. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitration will take place in the county (or comparable governmental unit) in which you were last employed by the Company, as determined by the arbitrator; provided, however, that if the arbitrator determines there will be an undue hardship to you to have the arbitration in such location, the arbitrator will choose an alternative appropriate location.  The arbitrator shall: (a) have the authority to compel, pursuant to the California Arbitration Act and California Code of Civil Procedure Section 1283.05, adequate discovery for the resolution of the dispute, including discovery from third parties, and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Exhibit 10.14
16.Miscellaneous. This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to your employment with the Company. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any and all prior and other such promises, warranties, representations, or agreements. This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. Any changes to this Agreement – whether material or immaterial – will not restart the consideration period. This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed electronically and/or in counterparts, each of which shall be deemed to be part of one original, and electronically-submitted signatures and signatures transmitted via .PDF file or photo shall be equivalent to original signatures.
Please return the fully executed, accurately dated, and unmodified Agreement to the Company no later than November 20, 2020. If you do not return the Agreement by midnight on this deadline, the Separation Benefits offered herein will be revoked and you will not be eligible to receive them.

Sincerely,

Pure Storage, Inc.

    /s/ Joseph FitzGerald
Joseph FitzGerald
Chief Legal Officer

I have read, understand, and voluntarily accept and agree to the above terms:
    /s/ Paul Mountford
Date: November 3, 2020
Paul Mountford

Exhibit 10.14
Exhibit A

Executive Offer of Employment

[provided separately]

Exhibit 10.14
Exhibit B

Employee Proprietary Information Agreement

[provided separately]

Exhibit 10.14
Exhibit C
Final Waiver

This document must be signed on or within five (5) days of your Separation Date in order for you to receive Post-Termination Benefits

Paul Mountford, an individual (the “Employee”), and Pure Storage, Inc., a Delaware corporation (the “Company”), entered into an AMENDMENT TO EXECUTIVE EMPLOYMENT TERMS AND SEPARATION & RELEASE AGREEMENT on or about November 3, 2020 (the “Agreement”). Employee and Company are collectively referred to as “Parties”. This document shall constitute the Final Waiver as contemplated and described in the Agreement, the contents, terms, and conditions of which are incorporated by reference.

The Parties hereby acknowledge, affirm, and agree to be bound by the covenants, promises, conditions, representations, releases, and waivers set forth in the Agreement.

The Parties further acknowledge, affirm, and agree that this Final Waiver applies with the same force and effect as if the Agreement had been entered into on the date of this Final Waiver.

__________________________________
Date:

___________________________________
Joseph FitzGerald
On behalf of Pure Storage, Inc.

__________________________________
Date:

___________________________________
Paul Mountford

Exhibit 10.14
Exhibit D
Form of Consulting Agreement

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made effective as of January 29, 2021 (“Effective Date”) by and between PURE STORAGE, INC. and its successors or assignees (“Company”) and Paul Mountford (“Consultant”) and shall continue up through March 20, 2021 (the “Termination Date”), at which time, this Agreement shall automatically terminate, unless extended in writing and such writing is executed by the Parties. Company and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties.”
1.     ENGAGEMENT OF SERVICES. Company may from time to time submit a Statement of Work (“SOW”) to Consultant substantially in the form of Exhibit A to this Agreement. Subject to the terms of this Agreement, Consultant will provide the services set forth in each SOW accepted by Consultant (the “Project(s)”) by the completion dates set forth therein. The manner and means that Consultant chooses to complete the Projects are in Consultant’s sole discretion and control. Consultant shall perform the services necessary to complete the Projects in a timely and professional manner consistent with industry standards and at a location, place and time that Consultant deems appropriate. Company agrees to provide the equipment, tools, and other materials as may be necessary for Consultant to complete the Projects, and will make its facilities and equipment available to Consultant when necessary. Company understands that addition or removal of Consultant resources from engagements take thirty (30) days to effectuate.
2.         COMPENSATION.
2.1     Fees. Company will pay Consultant the fee specified in each SOW as Consultant’s sole compensation for the Project, provided such Project meets the terms of the SOW and this Agreement and is of a quality consistent with industry standards. Consultant shall be responsible for all expenses incurred in performing services under this Agreement, except as set forth in the SOW. Upon termination of this Agreement for any reason prior to completion of an SOW, Company will pay Consultant fees and expenses on the basis stated in the SOW for work which is then in progress, within thirty (30) days of the later of Consultant’s invoice and the effective date of such termination.
2.2     Invoicing. Unless otherwise provided in the applicable SOW, (a) payment to Consultant of undisputed fees will be due thirty (30) days following Company’s receipt of an invoice which contains accurate records of the work performed sufficient to document the invoiced fees; and (b) Consultant will submit invoices to Company upon completion of the milestones specified in the applicable SOW or, if no such milestones are specified, on a monthly basis for services performed in the previous month.
3.     CONTRACTOR RELATIONSHIP. Consultant’s relationship with Company will be that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant (a) is not the agent of Company; (b) is not authorized to make any representation, contract, or commitment on behalf of Company; (c) will not be entitled to any of the benefits that Company makes available to its employees, such as group insurance, profit-sharing or retirement benefits (and waives the right to receive any such benefits); and (d) will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement. If applicable, Company will report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service, as required by law. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws, including laws governing self-employed individuals, if applicable, such as laws related to payment of taxes, social security, disability, and other contributions based on fees paid to Consultant under this Agreement. Company will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Consultant’s behalf. Consultant hereby agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest. Consultant agrees to provide proof of payment of appropriate taxes on any fees paid to Consultant under this Agreement upon reasonable request of Company.

Exhibit 10.14
4.         INTELLECTUAL PROPERTY RIGHTS.
4.1     Confidential Information. Consultant agrees that during the term of this Agreement and thereafter, it (a) will not use or permit the use of Confidential Information (defined below) in any manner or for any purpose not expressly set forth in this Agreement; (b) will not disclose, lecture upon, publish, or permit others to disclose, lecture upon, or publish any such Confidential Information to any third party; (c) will limit access to Confidential Information to Consultant personnel who need to know such information in connection with their work for Company; and (d) will not remove any tangible embodiment of any Confidential Information from Company’s premises without Company’s prior written consent. “Confidential Information” includes, but is not limited to, all information related to Company’s business and its actual or anticipated research and development, including without limitation (i) (a) trade secrets, inventions, mask works, ideas, processes, formulas, computer source and object codes, data, databases and data collections, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding products or plans for research and development, marketing, sales and business plans, budgets, financial statements, licenses, contracts, prices and costs, suppliers, and customers; (iii) information regarding the skills and compensation of Company’s employees, Consultants, and any other service providers of Company; (iv) the existence of any business discussions, negotiations, or agreements between Company and any third party; and (v) all such information related to any third party that is disclosed to Company or to Consultant during the course of Company’s business (“Third Party Information”). Notwithstanding the foregoing, it is understood that Consultant is free to use information which is generally known in the trade or industry, information which is not gained as a result of a breach of this Agreement, and Consultant’s own skill, knowledge, know- how, and experience.
4.2     Competitive or Conflicting Engagements. Consultant agrees, during the term of this Agreement, not to enter into a contract or accept an obligation that is inconsistent or incompatible with Consultant’s obligations under this Agreement. Consultant further warrants that there is no other existing contract, obligation or duty on Consultant’s part that is inconsistent with this Agreement. Consultant further agrees not to disclose to Company, bring onto Company’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Consultant. Section 4.2 does not preclude Consultant from working with other companies provided that any employees of Consultant assigned to work on an SOW for Company shall not be assigned by Consultant to work on projects for a competitor of Company.
4.3     Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights therein. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any country.
4.4     Background Technology. As used in this Agreement, the term “Background Technology” means all Inventions developed by Consultant other than in the course of providing services to Company hereunder and all Inventions acquired or licensed by Consultant that Consultant uses in performing services under this Agreement or incorporates into Work Product (defined below). Consultant will disclose any Background Technology in the SOW in which Consultant proposes to use or incorporate into Work Product, and shall not use or incorporate such Background Technology into the Work Product without the prior written consent of Company. If no Background Technology is disclosed in an SOW, Consultant warrants that it will not use Background Technology or incorporate it into Work Product provided pursuant thereto.
4.5     Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any Invention that is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any services performed for Company or with the use of materials of Company during the term of this Agreement. For purposes of this Agreement, and all SOWs hereunder, Work Product is defined to also include all deliverables being provided to Company under this Agreement and all SOWs hereunder. Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product.

Exhibit 10.14
4.6     Ownership of Work Product. Consultant agrees that any and all Work Product, and all Inventions and all worldwide Intellectual Property Rights therein, shall be the sole and exclusive property of Company. It is expressly understood by Consultant that SOWs under this Agreement will result in Consultant creating deliverables that will qualify as works made for hire under 17 USC Section 101 and that ownership of all such works shall vest in Company.
4.7     Assignment of Work Product. If Consultant has any rights to the Work Product that are not owned by Company upon creation or embodiment, Consultant irrevocably assigns to Company all right, title and interest worldwide in and to such Work Product. Except as set forth below, Consultant retains no rights to use the Work Product and agrees not to challenge the validity of Company’s ownership in the Work Product.
4.8     License to or Waiver of Other Rights. If Consultant has any right to the Work Product that cannot be assigned to Company by Consultant, Consultant unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, even as to Consultant, irrevocable, perpetual, worldwide, fully paid and royalty- free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform and publicly display in any form or medium, whether now known or later developed, make, use, sell, import, offer for sale and exercise any and all such rights. If Consultant has any rights to the Work Product that cannot be assigned or licensed to Company, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights, and agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights.
4.9     Assistance. Consultant agrees to assist Company in every way, both during and after the term of this Agreement, to obtain and enforce United States and foreign Intellectual Property Rights relating to Work Product in all countries. In the event Company is unable to secure Consultant’s signature on any document needed in connection with such purposes, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act on its behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Consultant.
5.         CONSULTANT REPRESENTATIONS AND WARRANTIES. Consultant hereby represents and warrants that (a) the Work Product will be an original work of Consultant and any third parties will have executed assignment of rights reasonably acceptable to Company prior to being allowed to participate in the development of the Work Product; (b) the Work Product will fully conform to the requirements and terms set forth in the SOW; (c) to the best of his/her knowledge, neither the Work Product nor any element or development thereof will infringe or misappropriate the Intellectual Property Rights of any third party; (d) neither the Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, or encumbrances; (e) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in the Work Product to third parties; (f) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party; ( (h) Consultant will comply with all laws and regulations applicable to Consultant’s obligations under this Agreement, will refrain from any unethical conduct, and will maintain high standards of professionalism; and (i) should Company permit Consultant to use any of Company’s equipment, or facilities during the term of this Agreement, such permission shall be gratuitous and Consultant (i) shall be responsible for any injury to any person (including death) or damage to property arising out of use of such equipment or facilities; (ii) shall perform all services during Company’s normal business hours, unless Company otherwise specifically requests; and (iii) shall comply with Company’s then- current access policies and procedures, including those pertaining to safety, security, anti-harassment, and confidentiality.
6.         TERMINATION. Unless previously terminated for the reasons set forth below in Sections 6.1 and 6.2 of this Agreement, the term of this Agreement shall commence on the Effective Date and shall terminate on the Termination Date.
6.1         Termination without Cause. Company may terminate this Agreement without cause at its convenience upon written notice to Consultant. Consultant may terminate this Agreement at any time that there is no uncompleted SOW in effect upon fifteen (15) days’ prior written notice to Company. Company will pay Consultant only those fees and expenses related to services actually performed during such notice period, as specified in the SOW.

Exhibit 10.14
6.2         Termination with Cause. Either party may terminate this Agreement immediately in the event that the other party has materially breached the Agreement and fails to cure such breach within five (5) days of receipt of notice by the non-breaching party, setting forth in reasonable detail the nature of the breach. Company may also terminate this Agreement immediately in its sole discretion in the event of Consultant’s material breach of the section titled Intellectual Property Rights. Company will pay Consultant only those fees and expenses related to services actually performed during such notice period, as specified in the SOW.
6.3         Return of Company Property. Upon termination of the Agreement or upon Company’s request at any other time, Consultant will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Work Product, Third Party Information or Confidential Information of Company and certify to Company in writing that Consultant has fully complied with this obligation Consultant further agrees that any property situated on Company’s premises and owned by Company is subject to inspection by Company personnel at any time with or without notice.
6.4         Survival. The following provisions shall survive termination of this Agreement: Sections and Subsections titled Intellectual Property Rights, Consultant Representations and Warranties, Indemnification, Return of Company Property, Survival, and General Provisions.
7.         RESERVED.
8.         GENERAL PROVISIONS.
8.1         Governing Law and Venue. This Agreement and any action related thereto will be governed, and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. Consultant hereby expressly consents to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against Consultant by Company arising from or related to this Agreement.
8.2         Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.
8.3         No Assignment. This Agreement, and Consultant’s rights and obligations herein, may not be assigned, subcontracted, delegated, or otherwise transferred by Consultant without Company’s prior written consent, and any attempted assignment, subcontract, delegation, or transfer in violation of the foregoing will be null and void. The terms of this Agreement shall be binding upon assignees.
8.4         Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.
8.5         Injunctive Relief. Consultant acknowledges that, because its services are personal and unique and because Consultant will have access to Confidential Information of Company, any breach of this Agreement by Consultant would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.
8.6         Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

Exhibit 10.14
8.7         Export. Consultant agrees not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, in violation of the United States export laws or regulations.
8.8         Entire Agreement; Modification. This Agreement and any SOWs attached hereto together constitute the entire agreement between the Consultant and Pure and supersedes in its entirety any and all oral or written agreements previously existing between Consultant and Pure with respect to the subject matter hereof. For clarity, the pre-existing indemnity agreement between the Company and Consultant will apply, on its terms, during the duration of this Agreement. This Agreement may only be amended in a writing signed by duly authorized representatives of the parties.
[SIGNATURE PAGE TO FOLLOW]

Exhibit 10.14

Pure Storage, Inc.

By:

Title: Chairman and Chief Executive Officer

Date: January 29, 2021

Address: 650 Castro Street
Mountain View, CA 94041

Consultant: Paul Mountford

By:

Date: January 29, 2021

Exhibit 10.14

EXHIBIT A

STATEMENT OF WORK

Consultant: Paul Mountford                Date: January 29, 2021
Statement of Work #: One (1)

This Statement of Work forms part of the Consultant Agreement dated January 29, 2021 by and between Pure Storage, Inc. (“Pure”) and Paul Mountford (“Consultant”).

DESCRIPTION OF SERVICES; SERVICE FEES

a.Consultant will assist in the transition of his duties and responsibilities as the Company’s Chief Operating Officer as may be reasonably requested by the Company through March 20, 2021 (“Consulting Period”).

b.Consultant will continue vesting his outstanding performance-based RSU equity award granted May 19, 2020 in accordance with the terms and conditions thereof during the Consulting Period. Consultant will receive no additional fees or remuneration for the services performed under this Agreement.

c.The Company will reimburse Consultant, in accordance with the Company’s Global Travel & Expense Policy, for all reasonable expenses incurred by Consultant in performing the services requested by the Company pursuant to this Agreement.

Pure Storage, Inc.

By:

Title: Chairman and Chief Executive Officer

Date: January 29, 2021

Consultant: Paul Mountford

By:

Date: January 29, 2021